Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Announces Increased Sales of Illinois Basin Coal to LG&E Beginning in 2006; Provides Estimate of 2006 Capital Projects; and Confirms 2005 Guidance at Upper End of Ranges

Tulsa, Oklahoma, December 21, 2005 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that its subsidiary, Alliance Coal, LLC, (“Alliance Coal”), has entered into a new six-year, 23.5 million ton coal sales agreement, effective January 1, 2006, with Louisville Gas and Electric Company, (“LG&E”). At the end of the primary six-year term, the parties have the option to extend the new agreement for an incremental 16.0 million tons of coal over an additional four years. Under the new agreement, beginning January 1, 2006, Alliance Coal will ship annually up to 4.0 million tons of coal directly to LG&E or as feedstock for synfuel produced for the benefit of LG&E. Since 2001, Alliance Coal and its affiliates have supplied annually approximately 2.4 million tons of Illinois Basin coal to LG&E, either directly or as synfuel feedstock, under existing coal supply agreements. The new agreement represents an increase of approximately 1.6 million tons over coal shipments historically supplied by Alliance Coal’s subsidiaries, Hopkins County Coal, LLC, (“HCC”), Webster County Coal, LLC, and Warrior Coal, LLC.

Alliance Coal intends to supply a portion of the coal to LG&E under the new agreement from HCC’s Elk Creek mine, located near Madisonville, Kentucky, which is being developed as an underground mining complex utilizing continuous mining units employing room-and-pillar mining techniques. (See ARLP Press Release dated October 21, 2004.) Production from the Elk Creek mine is currently estimated at 2.1 million tons of coal during 2006 with production expected to increase to approximately 3.8 million tons of coal annually beginning in 2007. HCC intends to expand its existing coal handling and other surface facilities to accommodate the coal production capabilities of the Elk Creek mine. These improved infrastructure facilities, which are expected to be completed by mid-2006, will include modifications to HCC’s existing preparation plant and installation of an overland belt conveyor. Total capital expenditures to develop the Elk Creek mining complex are currently estimated at $68.8 million, of which approximately $33.0 million was incurred during 2005 and approximately $35.8 million is expected to be incurred in 2006.

Including the estimated 2006 capital requirements for Elk Creek mentioned above, the Partnership is anticipating total capital expenditures during 2006 of approximately $160.0 million. In addition to the anticipated capital required to complete the development of the Elk Creek mining complex, the Partnership’s 2006 capital budget includes estimated capital expenditures for the following growth, expansion and efficiency payout projects:

•	$29.0 million to complete the development of the Mountain View mining complex in West Virginia;

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•	$17.2 million for the construction of a rail loadout facility at the Gibson County mine in Indiana;

•	$6.3 million to complete the transition of operations at the Pontiki mine into the Van Lear seam in East Kentucky;

•	$4.8 million for permitting and other development costs associated with the Tunnel Ridge project in Pennsylvania and the Gibson South project in Indiana; and

•	$7.5 million for efficiency projects at various Partnership operations.

The balance of the estimated 2006 capital budget, approximately $59.4 million, is expected to be incurred for maintenance capital needs at the Partnership’s existing mining operations.

Based on its current projections, the Partnership is confirming its 2005 guidance range for coal production of 22.4 to 22.7 million tons. The Partnership is also confirming 2005 guidance at the upper end of its previously announced ranges for revenues, excluding transportation revenues, of $780 to $800 million; EBITDA of, $210 to $230 million; and net income of, $135 to $155 million. Guidance ranges for EBITDA and net income exclude the impact of any additional expenses, losses, or insurance recoveries attributable to the Excel No. 3 mine fire (See ARLP Press Releases dated December 27, 2004, January 7, 2005, January 14, 2005, January 27, 2005, February 21, 2005, March 3, 2005, and April 21, 2005). For a reconciliation of estimated annual 2005 net income to estimated annual 2005 EBITDA, please see the last page of this release.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents or other interruptions; results of

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litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2004 filed on March 15, 2005 and August 15, 2005, respectively, with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” (in thousands).

Year Ended December 31,
2005E Midpoint
Net income	$145,000
Depreciation, depletion and amortization	58,000
Interest expense	13,500
Income taxes	3,500

EBITDA	$220,000

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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